150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Sputnik Enterprises, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Convertible Preferred Stock.

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The Amended and Restated Certificate of Rights and Preferences for the Series A Convertible Preferred Stock is set forth on separate sheets attached hereto.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS
of
SERIES A CONVERTIBLE PREFERRED STOCK
of
SPUTNIK ENTERPRISES, INC.

Sputnik Enterprises, Inc., a corporation organized and existing under the laws of the State of Nevada (the "**Corporation**"), hereby certifies that the Board of Directors of the Corporation (the "**Board of Directors**" or the "**Board**"), pursuant to authority of the Board of Directors as required by Nevada law, and in accordance with the provisions of its Articles of Incorporation and Bylaws, hereby amends and restates in its entirety the Certificate of Rights and Preferences for a series of the Corporation's 10,000,000 previously authorized and designated shares of "**Series A Convertible Preferred Stock,**" par value $0.001 per share ("**Series A Convertible Preferred Stock**"), and hereby restates in its entirety the rights, preferences, privileges, powers and restrictions thereof, as follows:

SERIES A PREFERRED STOCK DESIGNATION AND AMOUNT

10,000,000 shares of the Preferred Stock of the Corporation remain designated "**Series A Convertible Preferred Stock.**"

1. Rights and Preferences. The "**Series A Convertible Preferred Stock**" shall have the rights, preferences, powers, privileges, restrictions, qualifications and limitations as set forth herein.

2. Dividends. No dividends shall be payable upon **Series A Convertible Preferred Stock.**

3. Voting. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of a meeting), each holder of each outstanding share of Series A Convertible Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Convertible Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law, holders of **Series A Convertible Preferred Stock** shall vote together with the holders of Common Stock as a single class.

4. Liquidation, Dissolution, or Winding-Up; Certain Mergers, Consolidations and Asset Sales. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Convertible Preferred Stock shall be paid, before any payment shall be paid to the holders of Common Stock or any other stock ranking on liquidation junior to the

Series A Convertible Preferred Stock (the "**Junior Stock**"), an amount for each share of Series A Convertible Preferred Stock held by such holder equal the par value of $.001 per share.

5. Optional Conversion. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance, and without the payment of additional consideration by the holder thereof, into 10,000 shares of Common Stock of the Corporation for each share of **Series A Convertible Preferred Stock**.

The Corporation shall at all times while the Series A Convertible Preferred Stock is outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Convertible Preferred Stock; and if, at any time, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series A Convertible Preferred Stock, the Corporation shall take upon request of the holders of the majority of the shares of **Series A Convertible Preferred Stock** such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation and filings with the SEC.

All shares of Series A Convertible Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive notices, to vote, and to receive payment of any dividends accrued or declared but unpaid thereon, shall immediately cease and terminate at the time of conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series A Convertible Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Convertible Preferred Stock accordingly.

The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Convertible Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

6. Mandatory Conversion. The Corporation shall not at any time have the right at its election to mandatorily convert all or any shares of Series A Convertible Preferred Stock.

7. Redemption. The Corporation shall not at any time have the right at its election to call or to redeem all or any shares of Series A Convertible Preferred Stock.

8. Waiver. Any of the rights, powers, or preferences of the holders of Series A Convertible Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series A Convertible Preferred Stock then outstanding.

9. Fractional Shares. The Series A Convertible Preferred Stock may be issued in fractional shares.

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation on this __ day of December, 2015.

Sputnik Enterprises, Inc.

By: ______________________
Name: Anthony Gebbia
Title: Chief Executive Officer